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                                                                   EXHIBIT 10.62


                 Research Collaboration and License Agreement


                                    between


                             Eli LILLY and Company


                                      and


                         Ribozyme Pharmaceuticals Inc.





                                 March 17, 1999


































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CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO REGULATION
240.25B-2B OF THE SECURITIES EXCHANGE ACT OF 1934. [*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST AND IS FILED SEPARATELY WITH THE COMMISSION.


                               Table of Contents

1.  DEFINITIONS............................................................ 2
2.  CONDUCT OF THE RESEARCH AND DEVELOPMENT UNDER THE COLLABORATION........11
3.  MANAGEMENT OF COLLABORATION............................................12
4.  PRODUCT DEVELOPMENT....................................................14
5.  DIAGNOSTIC PRODUCTS....................................................15
6.  PAYMENTS...............................................................16
7.  RECORDS; AUDITS; AND REPORTS...........................................19
8.  PATENT RIGHTS AND INFRINGEMENT.........................................21
9.  LICENSES AND OTHER COMMERCIAL RIGHTS...................................24
10. MANUFACTURING AND PURCHASE OF RIBOZYME PRODUCTS........................25
11. DISCOUNT...............................................................26
12. CONFIDENTIALITY........................................................27
13. REPRESENTATIONS, WARRANTIES AND COVENANTBY BOTH PARTIES................28
14. INDEMNIFICATION........................................................29
15. TERM AND TERMINATION...................................................30
16. PUBLICITY..............................................................32
17. DISPUTE RESOLUTION.....................................................33
18. ASSIGNMENT AND DELEGATION..............................................34
19. ADDITIONAL TERMS.......................................................34

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                  Research Collaboration and License Agreement

     This Research Collaboration and License Agreement is entered into on March 17 1999 (the "Effective Date"), by and between ELI LILLY AND COMPANY, an Indiana corporation, having a place of business at LILLY Corporate Center, Indianapolis, Indiana 46285 ("LILLY"), and RIBOZYME PHARMACEUTICALS INC., a Delaware corporation, having a place of business at 2950 Wilderness Place, Boulder, Colorado, 80301 ("RPI"). LILLY (and its Affiliates) and RPI may be referred to herein as a "Party" or, collectively, as "Parties." LILLY and RPI shall include their Affiliates throughout this Agreement.

     WHEREAS, RPI is conducting a program to design and develop Ribozymes for the prevention and treatment of Hepatitis C virus infection; and

     WHEREAS, LILLY is interested in developing and commercializing pharmaceutical products to treat Hepatitis C virus infection and would like to collaborate with RPI in a research and development effort specifically using Ribozyme Technology to target hepatitis C virus;

     WHEREAS, LILLY and RPI have entered into an Option Agreement, January 26, 1999, herein incorporated by reference (Appendix F) and contingent upon the parties performing the obligations contained in Decision 1 therein and now have entered into this Agreement; and

     WHEREAS, RPI and LILLY believe that each party can bring significant and complementary strengths to a collaboration and wish to proceed in accordance with the terms of the following agreement.

     Now, Therefore, in consideration of the premises and the mutual covenants and agreements expressed herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:


                                1.  DEFINITIONS

     As used herein, the following terms shall have the following meanings:

1.1 "Affiliate" means a business entity that owns, controls, is owned by, controlled by, is under common ownership or common control with a Party. For the purposes of this definition, the possession (directly or indirectly) of more than fifty percent (50%) of the outstanding voting securities of an entity or the maximum ownership permitted by law or administrative practice, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute ownership or control.

1.2 "Agreement" means this agreement together with all appendices and schedules hereto.

1.3  "Base Royalties"  shall have the meaning set forth in Section 6.5.1.

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1.4  "Basic Therapeutic Utility" means certain chemical or physical modification of the Ribozyme incorporated in a Ribozyme Product to facilitate the utility of a Ribozyme Product as a therapeutic in the Field. Such modification shall not include the Delivery System unless the Drug Delivery System is required for the therapeutic utility.

1.5 "Caruthers Patents" shall mean the inventions and discoveries which are the subject of, or which are covered in whole or in part by, the claims included in U.S. Patent Numbers 4,415,732; 4,458,066; 4,500,707; 4,668,777;
     4,973,679; 5,132,418; and 5,153,319 and any corresponding patent applications or any patents that may issue thereon throughout the world, including any extensions, renewals, divisions, continuations, continuations-in-part, patents of addition, and/or reissues thereof, including any patent application and any patents issuing thereon throughout the world, including any extensions, renewals, continuations, continuations-in-part, divisions, patents of additions and/or reissues thereof, filed upon any invention the practice of which would infringe the claims covered by the foregoing patents.

1.6 "Cech Patents" shall mean the inventions and discoveries which are the subject of, or which are covered in whole or in part by, the claims included in (i) U.S. Patent Application Serial Number 937,327, filed December 3, 1986 entitled RNA RIBOZYME POLYMERASES, DEPHOSPHORYLASES, RESTRICTION ENDORIBONUCLEASES AND METHODS (the "i327 Patent Application") ,
     (ii) the United States Patents listed in Appendix B under Cech Patents, and any patents issuing thereon as well as any corresponding patent applications or any patents that may issue thereon throughout the world, including any extensions, renewals, divisions, continuations, continuations-in-part, patents of addition, and/or reissues thereof, including any patent application and any patents issuing thereon throughout the world, including any extensions, renewals, continuations, continuations-in-part, divisions, patents of additions and/or reissues thereof, filed upon any invention the practice of which would infringe the claims covered by the foregoing patents, which invention was made by Thomas
     R. Cech, Arthur J. Zaug and Michael D. Been, and/or persons acting under their direction and control at the University of Colorado, which is the work product of the Research Support Funding Agreement between USB and the University of Colorado Foundation entered into on May+20, 1987 (the "RSFA")

     and which was conceived or reduced to practice during the term of the RSFA.
1.7 "Change of Control" shall mean a merger or acquisition by, with or of RPI in which the equity holders of RPI immediately prior to such event do not hold at least 51% of the equity of the resulting entity, and a single new acquiring party controls at least 51% of the equity of the resulting entity or the sale of all or substantially all the assets of RPI to a Third Party.

1.8 "Clinical Development" shall mean activities related to the development obligations of a party in connection with clinical trials, with respect to a Ribozyme Product for a particular indication.

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1.9  "Combination Product" means any pharmaceutical product which comprises the
     Ribozyme Product and another active compound(s) effective in treating HCV infections.

1.10 "Combined Product" means one or more Ribozyme Products, which may be a Combination Product, marketed as a unit with the Delivery System.

1.11 "Confidential Information" means each party's confidential information disclosed in writing or if disclosed orally, confirmed within 30 days in writing and marked confidential which includes: inventions, know-how and data, and shall include, without limitation, the terms of this Agreement, research, development, manufacturing, marketing, financial, regulatory, personnel and other business information and plans, whether in oral, written, graphic or electronic form and whether in existence as of the Effective Date or developed or acquired in the future, except as otherwise provided in Article 12.2.

1.12 "Control" or "Controlled" shall refer to possession of the ability to grant a license or sublicense of patent rights, know-how or other intangible rights as provided for herein without violating terms of any agreement or other arrangement with any Third Party.

1.13 "Cost of Goods" or "COGS" shall mean fully-loaded costs of supplying Ribozymes calculated in accordance with RPI's accounting methods consistently applied which methodology shall be calculated in compliance with U.S. generally accepted accounting principles (GAAP). Expenses include raw materials, labor, quality control testing, labeling, packaging and shipping costs, depreciation for capital investment in plant and equipment for the manufacture of bulk drug and Research Ribozymes, as further outlined in Appendix B hereto.

1.14 "Cost of Products" or "COPS" shall mean fully-loaded costs of supplying Ribozyme Products calculated in accordance with LILLYis accounting methods consistently applied which methodology shall be calculated in compliance with U.S. generally accepted accounting principles (GAAP). For the Purposes of this Agreement, COPS shall include COGS, Third Party Royalty burden, Royalties due RPI, final filling/finishing and packaging of the Ribozyme Product and only for purposes of this COPS calculation final
     filling/finishing and packaging cost is not to exceed [   *   ] of the
     average bulk drug cost calculated for [*].

1.15 "Cover" (including variations thereof such as "Covered", "Coverage", or "Covering") means that the making, having made, using, offering for sale, selling or importing of a particular product would infringe a Valid Claim of an issued patent in the absence of license rights under such patent. The determination of whether a product is Covered by particular patent rights shall be made on a country by country basis.

1.16 "CPI" or "Consumer Price Index" shall mean the consumer price index for all

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     urban consumer series ID: CUUR0000SA0 as published from time to time by the Bureau of Labor Statistics, where October 1998 was 164.0.

1.17 "Delivery Systems" shall mean a substrate, encapsulant, mechanical device or other means for delivering Ribozyme to a patient in need of treatment, which Delivery System, in the absence of a Ribozyme would have no Basic Therapeutic Utility.

1.18 "Drug Approval Application" means an application for Regulatory Approval required to be approved before marketing and commercial sale of a Ribozyme Product in humans as a biologic or a drug (and an associated device or delivery system, if necessary) in a regulatory jurisdiction, including but not limited to NDA and BLA for the United States and their counterparts in other countries.

1.19 "Eckstein Patents" shall mean the inventions and discoveries which are the subject of, or which are covered in whole or in part by, the claims included in (i) U.S. Patent Application Serial Number 965,411, filed December August 9, 1993 entitled MODIFIED RIBOZYMES (the "411 Patent Application"); (ii) the United States Patent Numbers 5,672,695; 5,698,687; and 5,817,635, and any patents issuing thereon as well as any corresponding patent applications or any patents that may issue thereon throughout the world, including any extensions, renewals, divisions, continuations, continuations-in-part, patents of addition, and/or reissues thereof, including any patent application and any patents issuing thereon throughout the world, including any extensions, renewals, continuations, continuations-in-part, divisions, patents of additions and/or reissues thereof, filed upon any invention the practice of which would infringe the claims covered by the foregoing patents.

1.20 "Existing Third Party Patents" shall mean Patents that have issued or been granted as of the Effective Date of this Agreement to which LILLY and RPI collectively believe a license may be required to develop and commercialize a Ribozyme Product. The Existing Third Party patents shall include the [*], the [*] and the [*]. The Existing Third Party patents may also include other patents, provided: (a) such Patents concern chemical modifications, Ribozyme motifs, or process for the synthesis, deprotection and purification of Ribozymes; (b) such Patents have issued or been granted as of the Effective Date of this Agreement; and (c) such Patents are approved by the Joint Steering Committee for inclusion under the definition of Existing Third Party patents.

1.21 "Far East" shall mean East Asian and South-East Asian countries bordering on the Pacific Ocean, including Japan, China, South Korea, Thailand, Philippines, and Taiwan,

1.22 "FDA" means the United States Food and Drug Administration of the Department of Health and Human Services, and any successor entities. References herein to the FDA shall include to the extent applicable any comparable foreign regulatory authority that has the authority to grant full

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     Regulatory Approval.

1.23 "Field" shall mean applications of Ribozymes as therapeutics for treating Hepatitis C Virus (HCV) infection as a primary indication, including without limitation, research, prophylactic and therapeutic uses, in test tubes, cells, humans, and animals.

1.24 "First Commercial Sale" of a Ribozyme Product shall mean the first regular sale for use or consumption of such Ribozyme Product in a country after required marketing and pricing approval has been granted by the governing health regulatory authority of such country to a Third Party.

1.25 "FTE" means one full time-equivalent research and/or development employee. An FTE will be defined as [ * ].

1.26 "Immunologic Based Compound" means a compound that modifies the immune system such that an antiviral response occurs and excludes, for example, a compound that directly targets the hepatitis C RNA, a compound that directly targets the HCV proteins, proteases, helicases or polymerases.

1.27 "IND" means an Investigational New Drug application as defined 21 C.F.R. 312 and any revisions thereof governing the FDA, as may be amended from time to time. For purposes of this Agreement, an investigator held Investigational New Drug application shall not be deemed an IND.

1.28 "Invention" means any patentable discovery or invention in the Field made under this Agreement and within the scope of the R&D Plan.

1.29 "Know-How" means all non-public, proprietary information related to the research, development, use, manufacture or administration of Ribozyme in the Field possessed and/or developed by either party under this Agreement.

1.30 "LILLY Development Costs" of a Ribozyme Product shall mean the world wide fully burdened costs to a party of performing development of such Ribozyme Product and preparing and prosecuting regulatory applications with respect to such Ribozyme Product. This shall include, without limitation, the direct cost of labor and benefits, materials (including clinical supplies), overhead (including indirect costs and general and administrative expenses) and fees or other Third Party expenses.

1.31 "LILLY Technology License" means a license granted hereunder pursuant to which LILLY shall grant a non-exclusive, worldwide, royalty-bearing (in accordance with Sections 4.2.1, 4.2.2, 15.4.3 or 15.4.4) license under the LILLY Technology to RPI for purposes of developing a Ribozyme Product.

1.32 "LILLY Technology" means the Invention and/or Non-Patented Technology owned or Controlled by LILLY.

1.33 "LILLY" means LILLY and/or any of its Affiliates.

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1.34 "Major Europe" means United Kingdom, Germany, France, Italy or Spain.

1.35 "Net Sales" shall mean:
     a) The gross amount invoiced by a Party, its Affiliates and sublicensees to Third Party customers on any sale, transfer or other disposition of a Ribozyme Product, less (i) trade quantity and cash discounts allowed;
        (ii) commissions, discounts, refunds, rebates, charge backs, retroactive price adjustments, and any other allowances which effectively reduce the net selling price; (iii) product returns and allowances; (iv) that portion of the sales value associated with Delivery Systems; (v) any tax imposed on the production, sale, delivery or use of the Ribozyme Product; (vi) allowance for customary distribution of [*]; (vii) any other similar, reasonable, and customary deductions which are properly recorded as a reduction of sales under GAAP, consistently applied using the selling Party's then-current standard procedures and methodology, including its then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars ("Dollars"). Notwithstanding the foregoing, the provision under sub-section (iv) above shall not apply if RPI has made any technical contribution towards any component of the Delivery System which causes a significant reduction in the quantity of Ribozyme Product administered to a patient in each dose as approved by JDT and determined on a cost contribution basis by each party.
     b) In the event that the Ribozyme Product is sold as part of a Combination Product, the Net Sales from the Ribozyme Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A / (A+B) where A is the weighted (by sales volume) average sale price of the Ribozyme Product when sold separately in finished form, and B is the weighted (by sales volume) average sale price of the other product(s) sold separately in finished form.
     c) In the event that the weighted average sale price of the Ribozyme Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted (by sales volume) average sale price of the Ribozyme Product when sold separately in finished form and C is the weighted (by sales volume) average selling price of the Combination Product.
     d) In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Ribozyme Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus B / C where B is the weighted (by sales volume) average sale price of the other product(s) when sold separately in finished form and C is the weighted (by sales volume) average selling price of the Combination Product.

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     e) In the event that the weighted average sale price of both the Ribozyme
        Product and the other product(s) in the Combination Product cannot be determined, the Net Sales of the Ribozyme Product shall be deemed to be equal to [ * ] of the Net Sales of the Combination Product.
     f) The weighted average sale price for a Ribozyme Product, other product(s), or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire Calendar Year. When determining the weighted average sales price of a Ribozyme Product, other product(s), or Combination Product, the weighted average sale price shall be calculated using the data arising from the twelve (12) months of the preceding Calendar Year. In the initial partial Calendar Year, a forecasted weighted average sale price will be used for the Ribozyme Product, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first Calendar Quarter royalty payment of the following Calendar Year.
     g) In the event the Delivery System is sold as part of a Combined Product (as defined above), the Net Sales of the Delivery System, for the purposes of determining royalty payments, shall be determined by multiplying the Net sales of the Combined Product by the fraction, A/(A+B) where A is the average sale price of the Delivery System when sold separately in finished form, and B is the average sales price of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Delivery System and other products in combination, Net sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combined Product by the fraction C/(C-D) where C is the selling Party's cost of goods of the Delivery system D is the selling Party's cost of the goods of the other product(s) determined in accordance with the method of accounting normally employed by the selling Party in computing cost of goods.

1.36 "Non-Patented Technology" means know-how, trade secrets or other information or materials that are not patentable or, for a possibly patentable discovery or invention, on which the parties choose not to file a patent, made under this Agreement and within the scope of the Research and/or Development Plan.

1.37 "Patent Cost Reimbursement" means Patent Costs, relating to the RPI Patent Rights licensed to LILLY hereunder, reimbursed to RPI by LILLY as specifically provided under Section 6.3

1.38 "Patent Costs" means the fees and expenses paid to outside legal counsel and other Third Parties, and filing, prosecution and maintenance expenses, incurred in connection with the establishment and maintenance of Patent Rights.

1.39 "Patent Rights" means all rights under Patents.

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1.40 "Patent" means (i) patents (including inventor's certificates) that include one or more Valid Claims, including without limitation any substitution, extension (including supplemental protection certificate), registration, confirmation, reissue, reexamination or renewal thereof and
     (ii) pending applications, including provisional applications, continuations, divisionals, and continuations-in-part of any of the foregoing.

1.41 "Phase I" means studies conducted in accordance with Good Clinical Practices ("GCPs") in a small number of healthy volunteers or patients to establish an initial safety profile and pharmacokinetics of a Ribozyme Product for an indication in the Field.

1.42 "Phase II" means that portion of the clinical development program which provides for the initial trials of a product on a limited number of patients for the primary purpose of evaluating safety, dose ranging and efficacy in the proposed therapeutic indication, as more precisely defined by the rules and regulations of the FDA and corresponding rules and regulations in other countries.

1.43 "Phase III" means that portion of the clinical development program which provides for the continued trials of a Ribozyme Product on sufficient numbers of patients to establish the safety and efficacy of a product for the desired claims and indications, as more precisely defined by the rules and regulations of the FDA and corresponding rules and regulations in other countries. Any trial designed to support a NDA without further clinical studies will be considered a Phase III trial for purposes of this Agreement.

1.44 "Phenotype" means the entire physical, biochemical, and physiological makeup of an individual as determined both genetically or environmentally and any one or any group of such traits.

1.45 "Pivotal" means a clinical trial upon the completion of which a decision is made to obtain the necessary Regulatory Approval in Japan immediately prior to Product Launch in Japan.

1.46 "Pre-clinical Reimbursement" means reimbursement by LILLY of costs incurred by RPI as of the Effective Date of this Agreement. relating to the overall research and development of Ribozyme Technology, including Ribozymes targeting the HCV RNA. The Pre-clinical Reimbursement is specifically set forth in Section 6.3 herein.

1.47 "Product Effectiveness" means demonstration of the ability of a Ribozyme Product to cause statistically significant reduction in patient serum HCV RNA. Other Product Effectiveness criteria (business and scientific) shall be determined based on mutual agreement of the Parties and as approved by the JDT. The JDT shall develop a timeline to address the Product Effectiveness criteria.

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1.48 "Product Launch" shall mean the First Commercial Sale of a Ribozyme
     Product in a particular territory.

1.49 "Regulatory Approval" means any approvals, product and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, importation, export, transport, or sale of the Ribozyme Products in a regulatory jurisdiction.

1.50 "Research and Development Plan" or "R&D Plan" means a plan approved by the Joint Steering Committee in accordance with Section 2.1, but no plan shall be for [ * ], describing the research and development of a Ribozyme
     Product and which contains the following information: (i) the Commencement Date; (ii) a definition of various end-points; (iii) the key goals and target dates to accomplish each goal, (iv) the requirements for success for each stage of development, and (v) the quantity of FTE support to be paid to RPI by LILLY.

1.51 "Research Collaboration" means the overall collaboration between the Parties.

1.52 "Responsible Party" means the Party responsible for Patent Management.

1.53 "Ribozyme Product" or "Product" means a substance that (i) is or is intended to be sold commercially, and (ii) contains a Ribozyme as an active therapeutic or diagnostic (subject to Article 5) for use in the Field.

1.54 "Ribozyme Technology" means all inventions, improvements, know-how or other developments relating to Ribozymes in the Field, including the identification, manufacture, synthesis, delivery, use, enhancement and control of Ribozymes which is a work product of or relating to Ribozymes Controlled as of the Effective Date and during the Term by RPI, and all foreign equivalents, counterparts, patents and patent applications throughout the world that may issue thereon, including any extensions, renewals, divisions, continuations, continuations-in-part, patents of addition and reissues thereof and including those listed in Appendix A.

1.55 "Ribozyme" means a ribonucleic acid-based molecule able to cause catalytic cleavage of itself or another molecule independent of protein.

1.56 "Royalty Term" means, in the case of any Ribozyme Product, in any country, the period of time commencing on the First Commercial Sale of such Ribozyme Product and ending upon the expiration of the last to expire of the Patent Rights Controlled by RPI as to LILLY's payment of royalties and LILLY as to RPI's payment of royalties, Covering such Ribozyme Product in such country. Royalty Term shall be determined on a Product by Product, country by country basis.

1.57 "RPI" shall mean Ribozyme Pharmaceutical Inc. and/or any of its Affiliates.

1.58 "RPI Background Patent Rights" means all rights under Patents existing as of

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     the Effective Date that RPI Controls, including Patent Rights for the
     Ribozyme Technology.

1.59 "RPI Patent Rights" means RPI Background Patent Rights and all Patent Rights claiming an RPI Invention.

1.60 "Scientifically Reasonable and Diligent Efforts" means, unless the Parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other research, development and commercialization programs or products of similar scientific and commercial potential within the relevant product lines of the Party developing the Ribozyme Product and its Affiliates. Scientifically Reasonable and Diligent Efforts shall also mean the use of commercially reasonable diligent efforts to develop, commercialize and market a Ribozyme Product.

1.61 "Submission" shall mean when documentation is filed with the appropriate regulatory agency and such agency has accepted that documentation as satisfactory for further regulatory action.

1.62 "Successful Completion" means that a toxicity study or clinical trial has been completed and has met the criteria established by the JDT at the beginning of the study for what would be deemed a successful result of such toxicity study or clinical trial and a decision is made by LILLY to proceed to the next stage of clinical trials.

1.63 "Third Party" means an entity other than RPI or LILLY and its sublicensees.

1.64 "Valid Claim" means a claim of an issued patent which claim has not lapsed, expired, been canceled or become abandoned and has not been declared invalid by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer.

      2.   CONDUCT OF THE RESEARCH AND DEVELOPMENT UNDER THE COLLABORATION

2.1 R&D Plan. The research and development shall be conducted in accordance with the R&D Plan. The R&D Plan shall include planned Clinical Development activities for the Clinical Development of Ribozyme Products. The proposed 1999 R&D Plan is attached as Appendix C and is subject to amendment and final approval by the JDT under this Agreement within sixty (60) days of the Effective Date. All such R&D Plans can be amended from time to time in writing by the JDT when significant changes occur in the goals or resource needs of a study and target dates to accomplish such goals. On or before October 1 (commencing with October 1, 1999) of each calendar year of the research and development program, the JDT shall use its best efforts to agree upon a R&D Plan for the following calendar year. If the JDT is unable to reach agreement on an annual R&D Plan by October 1 of the year

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preceding the calendar year in which such plan is to go into effect, the matter shall be referred to the JSC for resolution. With respect to preclinical research, the R&D Plan shall identify the general tasks, and associated costs (including all the R&D Plan approved FTEs and other support of RPI activities by LILLY necessary for RPI to perform its obligations under this Agreement), to be accomplished by each party during the following year. Once an annual R&D Plan is adopted and fully funded, each party will use Scientifically Reasonable and Diligent Efforts to perform the tasks allocated to it under such R&D Plan.

2.2 Efforts. Each Party shall use Scientifically Reasonable and Diligent Effort to perform the respective responsibilities set forth in the R&D Plan. Except as expressly provided in Section 6.1 or as otherwise agreed from time to time by the Parties, LILLY and RPI shall each bear all of its own expenses incurred in connection with the performance of this Agreement.

2.3 Availability of Resources. Each Party shall maintain laboratories, offices and all other facilities reasonably necessary to carry out the activities provided under the Research Plan. Each Party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other Party on issues arising in the course of a study and in connection with any request from any regulatory agency, including, without limitation, regulatory, scientific, technical and clinical testing issues. Representatives of RPI and LILLY may, upon reasonable notice and at times reasonably acceptable to the other Party (i) visit the facilities where the research is being conducted; and (ii) consult informally, during such visits and by telephone and electronic mail, with personnel of the other Party performing work on the Research Collaboration.

2.4 Reports. Each Party shall make summary presentations of research progress at each meeting of the JDT pursuant to a pre-determined agenda. Each Party will also communicate informally and through the JDT to inform the other of research done under the Research Plan.

                       3.    MANAGEMENT OF COLLABORATION

3.1 Formation of Joint Development Team. The Collaboration shall be managed by a group of key senior research and development executives from RPI and LILLY who will direct and oversee all of the research and development (the "Joint
Development Team" or "JDT").  The JDT shall be comprised of [   *   ] (unless a
Party chooses to have fewer members) appointed by each of LILLY and RPI. Either Party may appoint substitute or replacement members of the JDT to serve as their representatives. The initial members of the JDT shall be appointed by the Parties within thirty (30) days following the Effective Date. The JDT shall have the responsibility and authority to: (i) review and approve the R&D Plan;
(ii) monitor all of the research and development under this Agreement; (iii) coordinate tasks and responsibilities under the R&D Plans; (iv) review and approve achievement of clinical milestones; and (v) alert management of both Parties when there are significant changes in the timeframe and/or costs contained in the R&D Plan and when target dates will not be met, what remedial actions are to be taken. All major

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decisions, such as approval of the budget and clinical milestones, shall be finally approved by the JSC.

3.2 Formation of the Joint Steering Committee. The collaborative effort conducted hereunder shall be conducted under the overall direction of a Joint Steering Committee comprised of [ * ] members. [ * ]members shall be appointed by each of LILLY and RPI not later than thirty (30) days after the Effective Date. All decisions of the Joint Steering Committee shall be unanimous. Either party may change its representation on the Joint Steering Committee at any time by written notice to the other. The JSC shall hold meetings at least four times annually in person, by telephone or video-conference by previous agreement. The Parties shall assume all meeting costs of their representatives to the JSC. Minutes shall be kept of all Joint Steering Committee meetings and circulated to the parties for approval. Minutes shall be deemed approved unless any member of the Joint Steering Committee objects to the accuracy of such minutes within five
(5) days of receipt.

3.3 Meetings of Joint Development Team. The JDT shall initially meet at least four (4) times per year at locations and times to be determined by the JDT, with the intent of meeting at alternating locations in Boulder, Colorado and Indianapolis, Indiana, with each Party to bear all travel and related costs for its members. In addition to regular JDT meetings, either Party may schedule a special meeting at the other Party's offices on twenty-one (21) days prior written notice. Under special circumstances and upon approval of a majority of the members, the JDT is also authorized to conduct meetings by telephone or video-conference. In addition, there shall be regular contact by telephone, e-mail or other communication between meetings. The Parties shall assume all meeting costs of their representatives to the JDT.

3.4  Decision-Making Process.

3.4.1 Decisions of the JDT shall be made by unanimous consensus when possible, and otherwise by majority vote, subject to the right of either party to appeal any decision of the JDT to the Joint Steering Committee. All decisions made or actions taken by the JDT shall be made within thirty (30) days from the date the JDT is called upon to make a decision or to take action. No vote of the JDT may be taken unless a majority of the members of the JDT are present, including at least one (1) representative of each party. The JDT shall keep minutes of any meeting at which a decision is to be reached and shall circulate such minutes to all members of the JDT and the Joint Steering Committee within five (5) days following the meetings. Minutes shall be deemed approved unless any member of the JDT or the Joint Steering Committee objects to the accuracy of such minutes within thirty (30) days of receipt. Any party desiring to appeal a decision of the JDT to the Joint Steering Committee shall make its appeal in writing to the Joint Steering Committee within thirty (30) days of receipt of the minutes for the meeting at which the decision was made. Action pursuant to any decision appealed to the Joint Steering Committee shall be suspended pending a determination by the Joint Steering Committee to accept, reject or modify the decision of the JDT. Any party may at any time request

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reconsideration of any issue if such party in good faith believes that substantial changes in circumstances have occurred that necessitate such reconsideration.

3.4.2 The JDT may appoint one or more other committees ("Advisory Committees") to perform such functions as the JDT may determine. Unless a party elects not to participate on a particular Advisory Committee, all Advisory Committees shall have at least one representative of each party. Advisory Committees may provide advice and make recommendations to the JDT, but shall have no authority to bind the JDT or any of the parties.

3.4.3 Any disagreement, which cannot be resolved by the vote of the JDT, shall be referred to the Joint Steering Committee. If the dispute remains unresolved, the matter shall be referred to the Chief Executive Officer of RPI and the Vice President, Infectious Diseases, Drug Discovery and Clinical Investigation of LILLY or such equivalent level executive. If the dispute remains unresolved, then the Parties will enter into a non-binding arbitration process.

3.5 Governance Following Product Launch. As soon as practicable following product launch of a Ribozyme Product, the parties shall meet to review whether it is appropriate to continue the collaboration under the day to day management of the JDT, or whether the objectives of the JDT have been substantially achieved and it is appropriate to disband or reorganize the JDT. Regardless of whether the parties elect to disband or reorganize the JDT, the Joint Steering Committee shall continue to provide overall direction to the collaboration.

                            4.  PRODUCT DEVELOPMENT

4.1 LILLY's Exclusive Rights to Develop Ribozyme Products. Subject to the exceptions set forth in Sections 4.2.1 and 4.2.2, LILLY shall have the exclusive, worldwide right to develop, commercialize and market Ribozyme Products in the Field.

4.2 RPI's Rights to Ribozyme Products. Subject to the following Sections 4.2.1 and 4.2.2, RPI shall exclusively and diligently perform its obligations for the development of Ribozymes in the Field with LILLY.

4.2.1 Due Diligence Failure. If LILLY fails to use Scientifically Reasonable and Diligent Efforts in developing and commercializing a Ribozyme Product with
RPI and such failure continues for [   *   }and LILLY is no longer developing or
commercializing any Ribozyme Product with RPI, then RPI shall have the exclusive right, either alone or with one or more Third Parties, to research, develop and commercialize Ribozyme Products after the cure period expires under 15.3.2 and subject to the royalty due LILLY under 6.5.3 and any applicable costs under 15.4.4(b) or (c).

4.2.2 Termination of a Ribozyme Product. If LILLY terminates development or commercialization of a Ribozyme Product with RPI and LILLY is no longer developing or commercializing any Ribozyme Product with RPI, then RPI shall

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have the exclusive right, either alone or with one or more Third Parties, to research, develop and commercialize Ribozyme Product and subject to a royalty due LILLY under 6.5.3 and the obligations of the Parties under 15.4.4(b) or (c).

4.3 Regulatory Work. LILLY shall be responsible for determining all regulatory responsibilities for the preparation and filing of all Drug Approval Applications in the name of LILLY and all activities necessary for such Drug Approval Applications including but not limited to the manufacture, marketing and sale of any Ribozyme Product. Any such work to be conducted by RPI under this Agreement will be fully-funded by LILLY as approved in the R&D Plan.

4.4 Medical Activity Decisions. LILLY shall solely determine whether to proceed with the Clinical Development of a Ribozyme Product; however such decisions shall be subject to 4.2.1 and 4.2.2.

4.5 Adverse Event Reporting. Lilly will report adverse events and serious adverse events which occur during the development or marketing of the Product to the relevant regulatory authorities promptly according to the applicable regulations. RPI will report to Lilly serious adverse events and spontaneously reported adverse events of which it becomes aware of within 3 business days of RPI's initial receipt of such information, in order that Lilly can fulfill its obligations to the appropriate regulatory authorities.

4.6 Marketing. LILLY shall have the exclusive, worldwide right to market and sell any Ribozyme Product developed under this Agreement with RPI unless the rights revert to RPI under Sections 4.2.1, 4.2.2, 15.4.3 or 15.4.4 in which event, the Marketing rights shall be with RPI.

                            5.   DIAGNOSTIC PRODUCTS

5.1 Diagnostic Product Rights. RPI agrees not to grant license and rights to a Third Party, to develop and commercialize a diagnostic product utilizing a lead Ribozyme identified under this Agreement, provided such a lead Ribozyme is in active Clinical Development as specified in the R&D Plan, is a back-up Ribozyme identified by the JDT or is commercially being used by LILLY under this Agreement. When the preceding conditions do not apply, RPI shall first offer a Ribozyme in the Field for use as a diagnostic product to LILLY under a right of first negotiation during which LILLY will
     have [   *   ] to accept or reject in writing the opportunity to negotiate in good faith under commercially reasonable terms after RPI submits a package of information reasonably sufficient to permit LILLY to make a decision. If LILLY accepts the right to negotiate, then the Parties agree to attempt to negotiate in good faith to conclude an agreement to develop
     and commercialize a diagnostic product within [   *   ] of LILLY's written
     acceptance. Upon LILLY's written rejection of the right of first negotiation, failure to timely respond or to conclude an agreement, RPI can develop and commercialize the diagnostic product itself, with a Third Party or license it to a Third Party.

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5.2  Diagnostic Products. If LILLY wishes to develop and commercialize a diagnostic product in the Field utilizing a lead Ribozyme Product in active development as specified in the R&D Plan or that is commercially being used by LILLY under this Agreement, RPI shall grant to LILLY the right to develop and commercialize such diagnostic product on commercially reasonable terms and conditions applicable in the diagnostic market, based upon similar diagnostic products, as negotiated in good faith between the Parties and which shall not exceed the royalties set forth. If the Parties are unable to reach an agreement on the terms for commercialization of such diagnostic products, then RPI shall retain the rights to develop and commercialize such products independently or with one or more Third Party.

                                 6.   PAYMENTS

6.1  FTE Support.

6.1.1 Workplan. LILLY shall provide to RPI funding according to the Workplan provided under the R&D Plan at an FTE rate of [ * ] per FTE per year to support RPI research and development in accordance with the R&D Plan. [ * ] The number of FTE's for which RPI will receive reimbursement will be set forth in the Workplan on an annual basis. RPI, on a quarterly basis, will provide to LILLY the names of employees working on the R&D Plan and the number of hours billed to LILLY for each employee along with the number of hours that are based on work done in the United States and shall be invoiced to LILLY by RPI within thirty
(30) days after the conclusion of each quarter. LILLY shall also pay RPI for any other expenses as provided in the Workplan in addition to the agreed upon FTEs and as expressly approved by the JDT.

6.1.2 Third Party Services. When the services of outside contractors, consultants, or any Third Party are required and approved by the Joint Development Team, LILLY will reimburse RPI for its actual costs paid and documented for such services. RPI agrees not to mark-up such costs and LILLY shall not pay profits to RPI for such costs unless approved by the JDT.

6.1.3 Payment. Payments due under Section 6.1.1 shall be due from LILLY to RPI within [ * ] days of receipt of such quarterly itemized invoice.

6.2  Ribozyme Costs.  Subject to the terms of this Agreement,  RPI agrees to
provide Ribozymes for the Clinical Development studies at [   *   ].

6.3  License Fee and Reimbursements.   In consideration of rights granted by RPI
under this Agreement, LILLY has agreed to purchase US$7.5 million in RPI non-voting preferred shares of RPI as set forth in the Option Agreement under Decision #1 (Appendix F) under a Stock Purchase Agreement. Such stock purchase shall be payment for the following [ * ]

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6.4  Milestones.

6.4.1 Clinical Milestones for Ribozyme Products [ * ]. LILLY shall pay RPI the following amounts within [ * ]after the first occurrence of the following:

             Amount                          Milestone

            [ *

                      ]

6.4.2 Clinical Milestones for Ribozyme Products [*]. LILLY shall pay RPI the following amounts within [*] after the first occurence of the following:

             Amount                          Milestone

            [ *

                      ]


6.4.3 Clinical Milestones for Ribozyme Products [*]. LILLY shall pay RPI the following amounts within [*] after the first occurence of the following:

             Amount                          Milestone

            [ *

                      ]

6.4.4  Credits.

6.4.4.1 Subject to the terms of this Agreement, and commencing promptly upon the [ * ] year anniversary of the Product Launch, LILLY shall be entitled to a one-time credit of [ * ] of the amount of clinical milestones for Ribozyme Products actually paid to RPI hereunder against Base Royalties due to RPI under Section 6.5.1. If Net Sales of a Ribozyme Product are less than [ * ] during the first [ * ] period

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following the [ * ]year anniversary of Product Launch, an additional [ * ] of the clinical milestones for Ribozyme Products actually paid to RPI shall be credited against Base Royalties on Net Sales of Ribozyme Product(s) due to RPI under Section 6.5.1. The credits due LILLY under this Section will be cumulative but limited to no more than [ * ] of the Base Royalties due to RPI from LILLY during any payment period and may be carried over to amounts due in subsequent periods until used.

6.4.4.2 In the event of a technical failure prior to the third anniversary of the Option Agreement and LILLY has decided not to pursue the development of the Ribozyme Product under this Agreement, then LILLY has the option to convert the US$7.5 million of RPI preferred shares to US$2.5 million in RPI common stock at the then current market price (30 day average preceding such event) and obtain a US$5.0 million credit towards LILLY's choice of non-royalty payments for a new Ribozyme product. [ * ]

6.4.4.3 In the event that LILLY and RPI fail to achieve Product Launch of the Ribozyme Product within [ * ] after the Product Launch of a Third Party competitive compound at the same stage or earlier in development as of the Effective Date in [ * ] due to [ * ], where such compounds: (a) are at the same stage or earlier development as the Ribozyme Product as of the Effective Date in a particular territory; (b) have a comparable or better antiviral effectiveness, toxicity profile and dosing regimen as the Ribozyme Product, as determined by the JDT; and (c) are used to treat HCV infection, the [ * ] under this Agreement for that territory, will be reduced by [ * ], unless the competitive compound is an Immunologic Based Compound and/or launched by LILLY. Notwithstanding the foregoing, the credit under this Section 6.4.4.4 to LILLY is applicable only if there existed a R&D Plan fully funded by LILLY enabling RPI to perform RPI functions necessary to achieve Product Launch, and LILLY has demonstrated Scientifically Reasonable and Diligent Efforts.

6.5  Royalties

6.5.1 Base Royalty. LILLY shall pay RPI Royalties on the Net Sales of each Ribozyme Product for the Royalty Term according to the following schedule ("Base Royalties"). The following worldwide Annual Net Sales for each Royalty tier shall be adjusted annually relative to the Effective Date according to the CPI.

               Worldwide Annual Net Sales            Royalty

               [ * ]                                  [ * ]
               [ * ]                                  [ * ]
               [ * ]                                  [ * ]
               [ * ]                                  [ * ]

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Royalty Calculation Example:
For [ * ] in annual sales (not CPI adjusted in this example)
               [ * ]

6.5.2  Third Party Royalties.

6.5.2.1        [ * ]

6.5.2.2 Basic Therapeutic Utility. [ * ] is responsible for the payment of any royalties or other payments to Third Parties in respect of the use of the Ribozyme Technology necessary to develop and commercialize a Ribozyme Product to the point of Basic Therapeutic Utility subject to the provisions under the Discount section hereunder (Article 11).

6.5.2.3 Delivery Systems. [ * ] shall be responsible for the payment of any royalties or other payments to Third Parties in respect of the use of a Third Party Delivery System, so long as such Delivery System is not required for Basic Therapeutic Utility.

6.5.2.4 Other Third Party Royalties. Any other Third Party Royalties or other payments necessary to bring the Ribozyme Product to market with Basic Therapeutic Utility, including as to any target patents, will be the [ * ], any royalties payable to a Third Party will be [ * ] by the Parties, [ * ] shall deduct [ * ] share from the Base Royalty owed in any payment period until paid, subject to the provisions under the Discount section hereunder (Article 11).

6.5.3 RPI Royalties. RPI shall pay LILLY a royalty of [ * ] on the Net Sales of each Ribozyme Product if RPI obtains rights to a Ribozyme Product in accordance with Section 4.2.1 or 4.2.2.

6.5.4 Other Ribozyme products. During the Term of this Agreement, should LILLY enter into a collaboration or development program in the Field using Ribozymes covered by a Valid Claim under RPI Patent Rights with a Third party, LILLY will pay RPI the royalties due under this Agreement for such Patent Rights.

                        7.  RECORDS; AUDITS; AND REPORTS

7.1 Records. During the term of this Agreement and for a period of two years thereafter, the Party paying royalties (the "Royalty Paying Party") shall keep (and shall require its Affiliates and sublicensees to keep,) full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable to the other Party (the "Royalty Receiving Party").

7.2  Audit.   At the Royalty Receiving Party's expense, Royalty Receiving Party or its authorized independent public accountant has the right to engage Royalty Paying Party's independent public accountant, or an independent public accountant agreed to mutually by the Parties, where the public accountant is a reputable national U.S.

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accounting firm to perform an audit, conducted in accordance with generally accepted auditing standards in the United States of America, of such books and records of Royalty Paying Party that are deemed necessary by Royalty Paying Party's independent public accountants to report on Net Sales of the Ribozyme Product for the period or periods requested by Royalty Receiving Party. Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time, upon at least thirty (30) working days' prior written notice, and shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with Royalty Paying Party's normal business activities. All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements or compliance with this Agreement, shall be treated as the Royalty Paying Party's Confidential Information subject to the obligations of this Agreement and need not be retained more than one (1) year after completion of an audit hereof, if an audit has been requested; nor more than three (3) years from the end of the calendar year to which each shall pertain; nor more than one (1) year after the date of termination of this Agreement. The failure of the Royalty Receiving Party to request verification of any royalty calculation during the period when records must be retained shall be deemed acceptance of the accuracy of such reporting.

7.3 Manufacturing/Clinical/Testing Audit Rights. Upon LILLY's written request, RPI will allow LILLY to review its cGMP processes and procedures as such processes relate to bulk drug and the preparation of Ribozyme Product. Such audit shall be subject to the confidentiality Article 12. Such reviews shall occur as soon as reasonably practical. LILLY shall have the right to inspect all manufacturing and testing facilities and operations (including Third Parties) to assure compliance with cGMP requirements and regulatory commitments. RPI will assure compliance with regulatory commitments and will correct any deficiencies prior to manufacturing of any Ribozyme Product.

7.4 Payment; Reports. All royalty payments due to either Party under this Agreement shall be paid in United States dollars within [ * ] after the end of each calendar quarter [ * ] for royalties due from sublicensees), and all other payments will be due within [ * ] of receipt of billing unless otherwise specifically provided herein. Each payment of royalties shall be accompanied by a report of Net Sales in sufficient detail to permit confirmation of the accuracy of the royalty payment made.

7.4.1 Exchange Rate. Royalty payments and reports for the sale of Ribozyme Products shall be calculated and reported for each calendar quarter. With respect to each quarter, for countries other than the United States, whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such foreign currencies shall be converted into United States dollars for the countries concerned, using LILLY's normal practices used to prepare its audited financial statements for internal and external reporting purposes using GAAP which use a widely accepted source of published exchange rates.

7.4.2 Prohibited Royalty Rates. If rates of royalties provided for herein are prohibited by law or regulation in any country where a Ribozyme Product is sold,

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the Royalty Paying Party shall pay to the Royalty Receiving Party a royalty at the highest rate permitted in that country for a license of the type herein granted, provided that such rate is not greater than the rate applicable under this Agreement.

7.5 Manner and Place of Payment. All payments owed under this Agreement shall be made by wire transfer, unless otherwise specified by the receiving Party.

7.6 Late Payments. In the event that any payment, including royalty, milestone and research payments, due hereunder is not made when due, the payment shall
accrue interest from the date due until the date paid at the rate of [   *   ]
per month; provided that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit any Party from exercising any other rights it may have as a consequence of the lateness of any payment. In the event that any payment, including royalty, milestone and
research payments, due hereunder is not made when due, [   *  ]due date, this
Agreement shall be referred to dispute resolution mechanism under Article 17.

7.7 Taxes. All turnover and other taxes levied on account of the royalties and other payments accruing to each Party under this Agreement shall be paid by the Party receiving such royalty or other payment for its own account, including taxes levied on income of the Royalty Receiving Party. If provision is made in law or regulation for withholding, such tax shall be deducted from the royalty or other payment made by the Party making such payment to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to the Royalty Receiving Party. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

                      8.  PATENT RIGHTS AND INFRINGEMENT

8.1 Inventorship. Any Invention that is made (i) solely by one or more representatives of RPI shall be deemed invented solely by RPI (a "RPI Invention"); (ii) solely by one or more representatives of LILLY shall be deemed invented solely by LILLY (a "LILLY Invention"); and (iii) jointly by one or more representatives of RPI and one or more representatives of LILLY shall be deemed invented jointly by RPI and LILLY (a "joint Invention"). Any Non-Patented Technology that is made (i) solely by one or more representatives of RPI shall be deemed invented solely by RPI, (ii) solely by one or more representatives of LILLY shall be deemed invented solely by LILLY; and (iii) jointly by one or more representatives of RPI and one or more representatives of LILLY shall be deemed invented jointly by RPI and LILLY. Determination of inventorship shall be made in accordance with the patent laws of the United States of America. If the parties cannot agree on inventorship, determination of inventorship shall be made by mutually agreed upon patent counsel in accordance with the patent laws of the United States of America.

8.2  Ownership.

8.2.1  All Inventions and Non-Patented Technology shall be owned by the

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Party who invented it or, if a joint Invention or joint Non-Patented Technology, jointly as the case may.

8.2.2 For LILLY sole Inventions and Non-Patented Technology covering Ribozyme Technology, RPI shall have a royalty-free, non-exclusive license without a right to sublicense.

8.3  Patent Management.

8.3.1 Filing Party. The Party owning the Invention shall be responsible for the preparation, filing, prosecution, and maintenance (the "Patent Management") of a Patent for such Invention(the "Filing Party"), subject to the provisions of
Section 8.3. For jointly invented Inventions, the Parties will mutually decide who will be responsible for filing and will share all expenses.

8.3.2 Ribozymes. Except as set forth below, RPI shall take any and all actions necessary with respect to the Patent Management of Patents, including those LILLY Inventions or joint Inventions, claiming Ribozymes and Ribozyme targets discovered or identified as a result of performance under this Agreement ("Ribozyme Inventions"). Prosecution will be at RPI's sole expense with LILLY having the right to pursue prosecution of those Ribozyme Inventions RPI chooses not to pursue at LILLY's expense. The Filing Party shall provide the other Party with drafts of any Patent application directed towards or claiming such Ribozyme Product (the "Ribozyme Application") at least thirty (30) days prior to filing the Ribozyme Application for review and comment by the other Party. The Filing Party shall endeavor in good faith to incorporate such comments. If the other Party fails to respond within such thirty (30) day time period, the Filing Party shall not be obligated to delay the filing of such Ribozyme Application. In addition, the Filing shall promptly provide the other Party with copies of all substantive communications from the United States or any foreign patent office regarding such Ribozyme Applications and resulting Patents, within five
(5) business days of receipt from the patent office. The Filing Party will provide drafts of any response at least two (2) weeks prior to filing.

8.3.3 Non-Ribozymes. The Party owning the Invention other than those relating to Ribozymes, shall be responsible for Patent Management of such Patents, with the Non-Filing Party having the right to pursue prosecution of those Inventions the Filing Party chooses not to pursue at the Non-Filing party's expense.

8.4 Patent Costs. The Filing Party shall be responsible for all Patent Costs for the Patent Rights unless and until transferred to the other Party.

8.5 Cooperation of the Parties. Each Party agrees to cooperate fully in the Patent Management of any Patent Rights under this Agreement. Such cooperation includes, but is not limited to: (i) turning over to the Filing Party all files, papers and documents relating to such Patent; (ii) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Patent Rights set forth in
Section 8.2 and to enable the

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other Party to apply for and to prosecute Applications in any country; and (iii)
promptly informing the other Party of any matters coming to such Party's attention that may affect the Patent Management of any such Application.

8.6 Product Trademark. LILLY shall own and be responsible for all Product Trademark(s) and shall at its expense, file, maintain and enforce Product Trademark for each such Ribozyme Product worldwide unless rights to such Ribozyme Product revert to RPI under Sections 4.2.1, 4.2.2, 15.4.3 or 15.4.4.

8.7 Infringement by Third Parties. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement by a Third Party of any RPI Patent Rights or LILLY Patent Rights of which they become aware and provide the other Party with all evidence in its possession supporting said infringement. The Parties agree to cooperate in taking commercially reasonable legal actions to protect the commercial interests of the Parties in a Ribozyme Product against infringement by Third Parties. The Filing Party shall take the lead in any such action. If, within [ * ] following learning of the infringement by a Third Party and after a written request by the other Party, such Party fails to take commercially reasonable action against the Third Party to halt such alleged infringement, the other Party shall, in its sole discretion, have the right but not the obligation to take such action in such country as it deems warranted in the name of the other Party; the Party maintaining such action shall be responsible for the costs of maintaining the action and shall be entitled to receive all damages recovered from the action for the past infringement. If more than one Party wishes to participate in taking action to protect the commercial interests of the Parties in the Ribozyme Product against infringement, then an authorized representative of each Party shall control such action; the costs of maintaining such action shall be shared equally by the Parties, and the damages recovered from such action for the past infringement shall be first used to pay all costs of each Party, compensatory damages for LILLY's lost sales shall be treated as Net Sales and any other damages will be shared equally by the both Parties. Each Party shall render such reasonable assistance as the prosecuting Party may request.

8.8 Ribozyme Technology Patents. Notwithstanding the foregoing, RPI shall handle in its sole discretion and expense any oppositions, interferences, or litigation relating to the Ribozyme Technology/Cech Patents and shall keep LILLY informed on a regular basis, but no less than quarterly, of the status of any such oppositions, interferences, or litigation, and shall promptly provide LILLY with copies of all substantive communications relating thereto. LILLY shall have the option to join RPI in such proceedings by notifying RPI in writing and the costs of maintaining such action shall be shared equally by the Parties.

8.9 Third Party Patent Rights. Each Party shall promptly notify the other if it receives notice that activities involving the Research Collaboration or the development or commercialization of Ribozyme Product allegedly infringe a Third Party's proprietary rights. The Parties shall consult concerning the action(s) to be taken. The Royalty Paying Party shall have the sole right and responsibility for addressing such alleged infringement regarding Ribozyme Products, and bearing the

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cost thereof. Notwithstanding the foregoing, if such action relates to Ribozyme
Technology, then RPI shall have the right and responsibility for addressing such alleged infringement regarding Ribozyme Products and LILLY shall have the option of joining with RPI in negotiation with a Third Party.

8.10 Patent Term Extension. Upon receiving Regulatory Approval for a Ribozyme Product, the parties agrees to coordinate the application for any patent term extension which may be available under the Patent Rights in any country; however the responsibility of applying for any such extension shall be the Party having the right to make the extension application under the applicable law. The responsible Party shall keep the other party fully informed of its efforts to obtain such extension, with copies of any submission and correspondence relating to such request for patent term extension and each party shall provide
reasonable assistance to obtain such extension.   The responsible Party will pay
all expenses in this regard to obtaining the extension.

                   9.   LICENSES AND OTHER COMMERCIAL RIGHTS

9.1  Ribozyme Technology License.

9.1.1 License. Subject to the royalty-free rights of RPI to make, use and practice the Ribozyme Technology for research, purposes in the Field, if any, RPI hereby grants LILLY a sole and exclusive, worldwide, royalty bearing license under Ribozyme Technology, RPI Patent Rights, Non-Patented Technology and RPI Inventions to make, have made (both subject to the provisions under Manufacturing Section 10, hereunder), use, offer to sell, sell, export or import Ribozyme Products in the Field during the Term of this Agreement. The rights granted to LILLY in this Agreement exclude any and all Inventions made outside the R&D Plan.

9.1.2 Right to sub-license. LILLY shall have the right to sub-license Licenses granted under Section 9.1.1 above to Third Parties to make (subject to the provisions under Manufacturing Section 10 hereunder), use, sell, offer for sale, have sold and import/export Ribozyme Products. In the event that LILLY sub-licenses the Ribozyme Product [ * ] during the first [ * ] of this Agreement, LILLY [ * ], as outlined below, of any [ * ] actually received by LILLY but not to exceed [ * ] actually received above [ * ], and not to exceed [ * ]. The appropriate [ * ] will start at [ * ] and decrease by [ * ] each month until it comes down to [ * ] at the end of the [ * ]. At the end of [ * ]there shall be no obligation of [ * ] for partnerships in the [ * ], other than the Royalties and manufacturing reimbursements due RPI under this Agreement. [ * ].

9.2  LILLY Technology License. LILLY hereby grants RPI a sole and nonexclusive,

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worldwide, royalty bearing (in accordance with Sections 4.2.1, 4.2.2, 15.4.3 or
15.4.4) license, with a right to sub-license, under LILLY Technology and LILLY Inventions to make, have made, use, offer to sell, sell or import Ribozyme Products in the Field during the Term, following the termination of this Agreement or reversion of Product rights to RPI under this Agreement.

9.3 Covenant of Non-Use. Neither Party shall practice the Patent Rights and/or Non-Patented Technology of the other Party other than as expressly licensed herein.

              10.  MANUFACTURING AND PURCHASE OF RIBOZYME PRODUCTS

10.1 RPI Manufacture. Subject to the limitations hereunder, RPI has the exclusive right to manufacture and/or have manufactured the Ribozyme component of the Ribozyme Products ("bulk drug") and to manufacture Ribozymes for research ("Research Ribozymes") pursuant to the R&D Plan. RPI shall manufacture all of the worldwide requirements for the bulk drug for the Ribozyme Products and sell such bulk drug as stable bulk material to LILLY for final filling/finishing and packaging. The bulk drug responsibilities will be described in a separate Manufacturing Requirements Document ("MRD") for clinical and commercial materials. The MRD will be included in a separate Ribozyme Manufacture and Supply Agreement which shall be formalized at the recommendation of the JDT and shall contain all terms and conditions of this Agreement and those that are standard for a pharmaceutical manufacturing agreement (such terms and conditions as outlined in Appendix E), including the obligation of RPI to comply with all rules and regulations of the FDA or any other applicable regulatory agency. The Term of the Ribozyme Manufacture and Supply Agreement shall be consistent with the Royalty Term under this Agreement. The Ribozyme Manufacture and Supply Agreement shall incorporate this Agreement by reference in its entirety and vice versa.

10.2 Right to Inspect Manufacturing. LILLY shall have the right to audit and approve all subcontractors selected by RPI to manufacture Ribozyme Product or bulk products as provided and in addition to Section 7.3. LILLY quality assurance shall have the right to audit all manufacturing facilities for Ribozyme Product for clinical studies and commercial sale. Such reviews shall occur as soon as reasonably practical. RPI will assure compliance with regulatory commitments and will correct any deficiencies prior to manufacturing of any Ribozyme Product. RPI will promptly notify LILLY of any regulatory inspections and inquiry/communications which involve Ribozyme Product and give LILLY an opportunity to assist RPI in responding to any such inquires.

10.3 LILLY's Option to Manufacture. Notwithstanding the foregoing, after Product Launch, LILLY shall have the option to manufacture up to [ * ] of the requirement of stable Ribozyme bulk drug required for the sale of the Ribozyme Product. In consideration of this option, and in the event LILLY manufactures the Ribozyme Product provided herein, LILLY shall increase the Royalty due RPI under Section 6.5.1 by up to [ * ], provided such manufacture by LILLY is not due to a failure by RPI to provide the required quantity of the bulk drug. Failure by RPI shall mean failure to provide required bulk drug in the required quantities to LILLY as described

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in the R&D Plan.  The increase in the Royalty due RPI shall be determined using the following formula:

[ * ]

10.4  Purchase of Ribozyme Product.

10.4.1 Purchase Price. LILLY shall pay RPI for all commercial supplies of bulk drug and manufacturing costs relating to the Ribozyme Product at a rate of COGS plus [ * ]. [ * ] after the initial Product Launch, a benchmark supply price shall be established based on mutual agreement of the Parties. After such benchmark is established, any manufacturing cost savings realized on the lower of the benchmark supply price or [ * ]of bulk drug shall be [ * ] between the Parties. RPI shall be responsible for all capital investments related to bulk drug manufacturing process concerning RPI's Ribozyme manufacturing obligations under this Agreement for the manufacture of bulk drug and Research Ribozymes by RPI. LILLY shall be responsible for all capital investments related to bulk manufacturing process for bulk drug on LILLY premises if LILLY wishes to exercise its option to manufacture bulk drug under Section 10.2 above.

10.4.2 Low Cost Provider. RPI shall make commercially reasonable efforts to be the low cost provider of bulk drug to LILLY. If LILLY or a Third Party contractor is able to manufacture bulk drug for less than [ * ] of the then current or anticipated price charged to LILLY and LILLY can get a manufacturing commitment of at least [ * ]years, RPI shall have the option to match the competitoris price, charged to LILLY or LILLY shall have the right to have bulk drug manufactured at LILLY or the other Third Party manufacturer.

10.4.3 COPS. In the event that total Cost Of Products (COPS) exceed of the Ribozyme Product sale price, RPI's Base Royalties rate under this Agreement will be decreased by, but in no event will RPI's Base Royalties be reduced by more than that specified in the Discount Section below (Article 11). The COPS and the discount under Article 11 will be calculated annually. LILLY pricing decision on Ribozyme Product will be consistent with the prevailing market conditions at such time.

10.4.4 Excess Capacity. If LILLY's Ribozyme Product manufacturing facility has an excess capacity, then LILLY agrees to negotiate in good faith a supply agreement for the manufacture of a RPI ribozyme product not covered by this Agreement at a rate of COGS plus [ * ] subject to approval of LILLY's [ * ].

                                 11.  DISCOUNT

Notwithstanding the foregoing provisions, in no event shall the sum of Base Royalties and other payments due RPI under this Agreement be reduced by more than [ * ] in any given year. Furthermore, in no event will the royalties paid to and retained by RPI after the payment of Other Third Party Royalties by RPI under Section 6.5.2.4 be less than [ * ] of Net Sales and LILLY shall take all necessary steps to ensure that is the case, [ * ]

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                              12.  CONFIDENTIALITY

12.1 Nondisclosure. During the term of this Agreement and for a period of [ * ] years after termination hereof, neither Party shall disclose any Confidential Information received from the other Party to any Third Party, or use any such Confidential Information for any purpose other than accomplishing the purposes of this Agreement, except as expressly authorized by this Agreement or as required by any regulatory agency or by any governmental rule, regulation, law or court order. Each Party may disclose such Confidential Information to its Affiliates, employees, agents, consultants, collaborators, and other representatives with a need to know such Confidential Information to accomplish the purposes of this Agreement. Each Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of such Confidential Information. Upon termination of this Agreement, each Party shall return to the other Party promptly upon request any tangible embodiment of such Confidential Information provided by the other Party; provided, however, that one copy shall be kept by the receiver Party's legal department for purposes of interpreting this Agreement.

12.2 Exceptions. Confidential Information shall not include any information which the receiving Party can prove by competent evidence:

12.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

12.2.2 is known by the receiving Party at the time of receiving such information, as evidenced by its records;

12.2.3 is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

12.2.4 is independently developed by the receiving Party without the aid, application or use of Confidential Information;

12.2.5 is the subject of a written permission to disclose provided by the disclosing Party, where such a permission shall not be unreasonably withheld.

12.3 Publications. Each Party to this Agreement recognizes that the publication of papers regarding results of the Research Collaboration, including oral presentations and abstracts, may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the Parties to maintain the confidentiality of any information regarding the Ribozyme Products included in any patent application until such patent application has been filed in the patent office. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party regarding results of the Research Collaboration hereunder, including oral presentations and abstracts, which utilizes data generated from the Research Collaboration or includes Confidential Information of the other Party. Before any

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such paper is submitted for publication, the Party proposing publication shall deliver a complete copy to the JDT at [ * ] prior to submitting the paper to a publisher. The JDT shall review any such paper and give its comments to the publishing Party [ * ] of the delivery of such paper to the JDT. With respect to oral presentation materials, the JDT shall make reasonable efforts to expedite review of such materials, and shall return such items as soon as practicable to the disclosing Party with appropriate comments, if any, but in no event later than [ * ] from the date of delivery to the receiving Party. The disclosing Party shall comply with the other Party's request to delete references to Confidential Information in any such paper and agrees to withhold publication of same for an [ * ] (or longer if necessary) in order to permit the Parties to obtain patent protection, if either of the Parties deem it necessary, in accordance with the terms of this Agreement. If there is a dispute regarding publications, such dispute shall be resolved by the Joint Steering Committee.

13.  REPRESENTATIONS, WARRANTIES AND COVENANTBY BOTH PARTIES

13.1 Duly Organized. Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof

13.2 Due Authorization. Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

13.3 Binding Agreement. Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

13.4 Personnel. For the term of this agreement, and [*] years thereafter, LILLY and RPI agree not to actively recruit personnel from the other party.

13.5  Representations and Warranties by RPI.

13.5.1 Patent Infringement. To the best of RPI's knowledge, as of the Effective Date and except as disclosed to LILLY as of the Effective Date it is not aware of any patent or other intellectual property right of any other person that would be infringed by the research contemplated under the R&D Plan.

13.5.2 Sufficient Rights. RPI owns or possesses adequate licenses or other rights to use all Patents, Patent Rights, Inventions, and Know-How including an exclusive license to the Cech Patents and Ribozyme Technology to conduct research,

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to grant rights and licenses granted herein to LILLY, and to fulfill its other duties and obligations pursuant to this Agreement.

13.5.3 Debarrment. RPI warrants and represents that it is not debarred under subsection 306 (a) or (b) of the Federal Food, Drug and Cosmetics Act (U.S. Generic Drug Enforcement Act of 1992: 21 USC 335a(a) or (b)) and that to the best of its knowledge and belief it will not use in a capacity the services of any person debarred under such law with respect to services performed under this Agreement and that it will amend certification in light of new information.

13.5.4 Licenses to the Cech Patents and Ribozyme Technology. RPI has fully complied, and will use its best efforts to remain in material compliance with, and is not in breach of, and this Agreement will not materially breach, any terms, conditions or obligations of all the RPI licenses to the Cech Patents and Ribozyme Technology.

13.5.5 Key Personnel. RPI will exercise its best effort to retain all key personnel involved in the research and development of the Ribozyme Product, including but not limited to Dr. Lawrence M. Blatt. With regards to Dr. Blatt RPI agrees to formalize an employment contract with to encourage him to stay with RPI for at least twenty-four (24) months from the Effective Date. In the event that Dr. Blatt leaves RPI within twenty-four (24) months of the Effective Date, LILLY will have the right to terminate this Agreement upon ninety (90) days written notice and will only be obligated to pay RPI unavoidable Third Party wind down costs. RPI has a reasonable duty to mitigate such costs to LILLY.

13.5.6 Change of Control. In the event RPI becomes aware of a process that will likely cause the Change of Control of RPI, LILLY will be promptly notified. In any such case, RPI must, prior to the execution of any Change of Control document, provide assurances to LILLY of all performance under this Agreement.

13.5.7 Other. RPI covenants that at no time during the term of this Agreement shall RPI assign, transfer, encumber or grant rights in or with respect to Ribozyme Products inconsistent with the grants and other rights reserved to LILLY under this Agreement. Provided, however, this covenant shall not affect the absolute right of RPI to transfer title to its exclusively owned Patents or Know-How to any successor to all or substantially all of that portion of RPI's business. Additionally, RPI agrees not to grant license and rights to a Third Party, to develop and commercialize a Ribozyme product for the treatment of HCV infection as a primary indication.

                              14.  INDEMNIFICATION

14.1 LILLY's Indemnification. LILLY will indemnify (subject to 14.3), defend and hold RPI harmless against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, and expenses based on or arising out of this Agreement, the manufacturing, packaging, use or sale of Ribozyme Products, or use of licensed technical information or Ribozyme Products by LILLY, its Affiliates, its Sublicensees

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or its (or their) customers and any representation made or warranty given by
LILLY, its Affiliates or Sublicensees with respect to Licensed Products; except for those activities that can be directly related to RPI's negligence in the Manufacture of Ribozymes.

14.2 RPI's Indemnification. RPI will indemnify (subject to 14.3), defend and hold LILLY harmless against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, and expenses based on or arising out of this Agreement, resulting from RPI's activities under this Agreement and activities related to the manufacture of Ribozymes, limited to the amount RPI has been paid by LILLY under this Agreement as of such claims of indemnification.

14.3 Conditions of Indemnification. If either party proposes to seek indemnification from the other under 14.1 or 14.2, it shall notify the other party within fifteen (15) days of receipt of notice of any such claim or suits and shall cooperate fully with the other party in the defense of all such claims or suits. No settlement or compromise shall be binding on a party hereto without its prior written consent, which consent shall not be unreasonably withheld.

14.4 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

14.5 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.6 Force Majeure. The Parties will not be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond the control of either Party, or by reason of any of the following: labor disturbances or disputes of any kind, accidents, governmental policy, civil disorders, acts of aggression, acts of God, energy or other conservation measures, failure of utilities, mechanical breakdowns, material shortages, disease or similar occurrences. Each Party will notify the other immediately should any such contingencies occur.

                           15.  TERM AND TERMINATION

15.1 Term. The Term of this Agreement shall begin on the Effective Date and terminate at the end of the Royalty Term for the last Ribozyme Product in the country with the last to expire royalty obligation, unless terminated earlier in accordance with the provisions of Sections 15.2 or 15.3. Thereafter, LILLY will have

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a fully paid-up, exclusive license to Ribozyme Product in such country.

15.2 Termination Without Cause. LILLY may terminate this Agreement at any time and for any reason upon ninety (90) days prior written notice to RPI.

15.3 Termination for Cause. Either Party may terminate this Agreement upon sixty (60) days' written notice upon the occurrence of any of the following:

15.3.1 Upon or after the bankruptcy, dissolution or winding up of the other Party (other than dissolution or winding up for the purposes of reconstruction or amalgamation);

15.3.2 Upon or after the material breach of this Agreement by the other Party if the breaching Party has not cured such breach within the sixty (60) days following written notice of such termination by the other Party.

15.4  Effect of Expiration or Termination.

15.4.1 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as otherwise specifically set forth in this Section 0 or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 12, 14, 15 and 19 shall survive termination or expiration of this Agreement.

15.4.2 LILLY Terminates For Cause. Without limiting any remedies otherwise available to LILLY, if LILLY terminates this Agreement for cause pursuant to
Section 15.3.1 or upon a Change of Control of RPI, (i) LILLY may continue developing any Ribozyme Product or Non-Ribozyme Product so long as LILLY continues to pay all milestones and royalties as applicable under this Agreement; (ii) LILLY has the right to have Ribozyme Products manufactured at the facility of its choice and, to the extent necessary, RPI shall provide technology transfer to such site (subject to appropriate confidentiality provisions) at COGS, and (iii) RPI shall grant LILLY the license described in
Section 9.1 but the milestones for any products that LILLY develops from research conducted using such license shall be at the milestones set forth herein; and if under 15.3.2, then LILLY shall have no more milestones or royalties to pay to RPI and a royalty free, worldwide exclusive license from RPI for its Ribozyme Products in the Field.

15.4.3 RPI Terminates For Cause. Without limiting any remedies otherwise available to RPI, if RPI terminates this Agreement for cause pursuant to Section
15.3.1 or 15.3.2 RPI may develop a Ribozyme Product upon obtaining an exclusive LILLY Technology License from LILLY if necessary, which LILLY agrees to grant to RPI at no additional considerations and LILLY shall have no rights to such Ribozyme Product under Section+9.1.

15.4.4  LILLY Terminates.

  a) In the event of termination by LILLY without cause, LILLY will pay to RPI within [ * ] days of the written notice an amount equal to the [ * ]. Such payment for such [ * ] shall encompass the ninety (90) day notice period.

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     In addition, LILLY shall pay any unavoidable Third Party wind down costs in addition to such amount. RPI has a reasonable duty to mitigate costs to LILLY.
  b) In case of termination for business failure, LILLY is entitled to direct
     [ * ] of the termination fee to a different LILLY project at RPI. In the event of termination by LILLY for business failure, LILLY shall make available to RPI, at RPI's request, at [ * ], all materials reasonably required to continue development of the Ribozyme Product.
  c) In case of termination for technical failure, LILLY can direct [ * ] of the termination fee to a different LILLY's project at RPI. In the event of termination by LILLY for technical reasons, LILLY shall make available to RPI materials that are reasonably required to bring the Ribozyme Product forward, but are not negative in nature with respect to the Ribozyme Product, at [ * ].
  d) In the event of termination by LILLY, except for breach by RPI, all rights to Ribozyme Products licensed hereunder shall revert to RPI.

15.4.5 RPI Terminates for bankruptcy. If RPI becomes subject to a voluntary or involuntary bankruptcy not discharged within one hundred and eighty (180) days after commencement, RPI will use its best efforts to transfer its interests in assets related to the development and commercialization of a Ribozyme Product, including the employment contracts (if any) with the scientists involved in the Research Collaboration to LILLY.

15.4.6 LILLY Terminates for bankruptcy. If LILLY becomes subject to a voluntary or involuntary bankruptcy not discharged within one hundred and eighty
(180) days after commencement, LILLY will use its best efforts to transfer its interests in assets related to the development and commercialization of a Ribozyme Product, including the employment contracts (if any) with the scientists involved in the Research Collaboration to RPI.

15.5 Rights in Law or Equity. Except as otherwise expressly provided herein, termination by either Party pursuant to this Sections 15.3shall not prejudice any other remedy that a Party might have in law or equity, except that neither Party may claim compensation for lost opportunity or like consequential damages arising out of the fact of such termination.

                                 16.  PUBLICITY

16.1 Publicity Review. LILLY and RPI shall jointly discuss and agree, based on the principles of Section 12, on any statement to the public regarding the execution and the subject matter of this Agreement or any other aspect of this Agreement, except with respect to disclosures required by law or regulation. Within fifteen (15) days following the Effective Date, the Parties shall issue a joint press release covering the field of collaboration as well as total deal value amount to be mutually agreed to by the Parties (a copy of the press release is attached to this Agreement as Appendix D). In no event shall specific payment amounts be announced (i.e. license fee, Patent Reimbursement, Pre-clinical Reimbursement, royalties). Except with respect to

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information disclosed in the joint press release, neither Party shall (i)
disclose the material terms of this Agreement, or (ii) use the name of the other Party, in any public statement, prospectus, annual report, or press release without the prior written approval of the other Party, which may not be unreasonably withheld or delayed, provided, however, that both parties shall endeavor in good faith to give the other Party a minimum of five business days to review such press release, prospectus, annual report, or other public statement; provided, further, that either Party may (i) disclose the material terms of this Agreement or (ii) use the name of the other Party in any public statement, prospectus, annual report, or press release without the prior written approval of the other Party, if such Party is advised by counsel that such disclosure is required to comply with applicable law.

16.2 Standards. In the discussion and agreement referred to in Section 16.1, the principles observed by LILLY and RPI will be accuracy, the requirements for confidentiality under Article 12, the advantage a competitor of LILLY or RPI may gain from any public or Third Party statements under Section 16.1, the requirements of disclosure under any securities laws or regulations of the United States, including those associated with public offerings, or companies whose stock is registered under or subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the standards and customs in the pharmaceutical industry for such disclosures by companies comparable to LILLY and RPI. RPI will give LILLY the opportunity to redact any SEC or other regulatory or administrative filings and RPI will not unreasonably refuse any such redactions provided they are within the scope of the law.

                            17.  DISPUTE RESOLUTION

17.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 17.1 if and when a dispute arises under this Agreement between the Parties. Notwithstanding the foregoing, the Parties recognize that disputes relating to the R&D Plan, and particularly matters within the authority of the JDT and issues to be resolved by the Joint Steering Committee shall first be attempted to be resolved in accordance with the decision making process provisions set forth in Sections 3.3.4.

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17.2  Dispute Resolution Procedures.  If the Parties cannot resolve the dispute within twenty (20) days of formal request by either Party to the other, any Party may, by written notice to the other, have such dispute referred to their respective officers designated below or their successors, for attempted resolution by good faith negotiations within forty-five (45) days after such notice is received. Said designated officers (or such equivalent level officer at such time) are as follows:

     For LILLY:  Vice President, Infectious Diseases, Drug Discovery Research
                 and Clinical Investigation

     For RPI:   Chief Executive Officer

                         18.  ASSIGNMENT AND DELEGATION

18.1 Third Parties. Neither Party may assign or delegate any or all of its rights or obligations under this Agreement to any Third Party without the prior written permission of the other Party, except pursuant to Section 18.3.

18.2 Affiliates. Neither Party may assign or delegate any or all of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate without the consent of the other Party.

18.3 Merger. Either Party may also assign all of its rights or obligations under this Agreement (but not a portion thereof) in connection with the sale of all or substantially all of its assets relating to the subject matter hereof, or may otherwise assign all of its rights or obligations under this Agreement (but not a portion thereof) with the prior written consent of the other Party. This Agreement shall survive any merger of either Party with or into another Party and no consent for a merger or similar reorganization shall be required hereunder; provided, that in the event of such merger or in the event of a sale of all assets, no intellectual property rights of the acquiring corporation shall be included in the technology licensed hereunder.

18.4 Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties; provided, however, that any such permitted assignment or delegation shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement. Any assignment not in accordance with this Agreement shall be void.

                             19.  ADDITIONAL TERMS

19.1 Notices. Any notices or communications provided for in this Agreement to be made by either of the Parties to the other shall be in writing, in English, and shall

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

be made by prepaid air mail with return receipt or overnight courier or facsimile addressed to the other at its address set forth below. Any such notice or communication may also be given by hand, o r facsimile to the appropriate designation. Either Party may by like notice specify an address to which notices and communications shall thereafter be sent. Notices sent by mail, facsimile or courier shall be effective upon receipt and notices given by hand shall be effective when delivered.

      If to RPI:       Ribozyme Pharmaceuticals Inc.
                       2950 Wilderness Place
                       Boulder, Colorado, 80301
                       Fax:  303/449-6995
                       Attention:  Vice President, Business Development

      If to LILLY:     Eli Lilly and Company
                       Lilly Corporate Center
                       Indianapolis, IN  46285
                       Attention: Vice President, Infectious Diseases, Drug
                       Discovery Research and Clinical Investigation

      with a copy to:  Eli Lilly and Company
                       LILLY Corporate Center
                       Indianapolis, IN  46285
                       Fax:  317-276-4152
                       Attention: V.P. General Counsel

                       ------------------------------------

19.2 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

19.3 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to re-negotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

19.4 Governing Law. This Agreement shall be governed by, construed, and interpreted in accordance with the laws of the State of Illinois, utilizing the courts of

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Chicago as the preferred venue for the Parties, without reference to principles of conflicts of laws. This Agreement is subject to all applicable USA laws and regulations, including but not limited to, export control regulations regarding commodities and technical data/information. Each Party specifically agrees not to export or re-export any commodities and/or data/information in violation of any applicable USA laws and/or regulations.

19.5 Non-use of Names. Except as expressly granted in this Agreement, nothing herein shall confer on any Party any right, title or interest in or to any name, trademark, trade name or logo of the other Party. Neither Party shall use the name, trademark, trade name or logo of the other Party nor refer to this Agreement in any press release, advertising, promotional or sales literature, or otherwise for commercial purposes, without the prior written consent of such Party.

19.6 Headings. The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

19.7 Independent Contractors. It is expressly agreed that RPI and LILLY shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither RPI nor LILLY shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written authorization of such other Party to do so

19.8 Survival. In the event that a court of competent jurisdiction holds that a particular provision or requirement of this Agreement is in violation of any law, such provision or requirement shall not be enforced except to the extent that it is not in violation of such law and all other provisions and requirements of this Agreement shall remain in full force and effect. The parties shall replace such invalidated or unenforceable provision or requirement by valid and enforceable provision or requirement which will achieve, to the extent possible, the economic, business and other purposes of the replaced provision.

19.9 Further Assurances. At any time or from time to time on and after the Effective Date, LILLY and RPI shall at the request of the other (a) deliver to the other such records, data or other documents consistent with the provisions of this Agreement, (b) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (c) take or cause to be taken all such other actions, as may reasonably deem necessary or desirable in order to obtain the full benefits of this Agreement and the transactions contemplated hereby.

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

19.10 Representation by Counsel. The Parties acknowledge that each of them has been represented by counsel in connection with the negotiation and drafting of this Agreement and that no rule of strict construction should be applied to either of them as the drafter of all or any part of this Agreement.

19.11 Entire Agreement. This Agreement, together with its exhibits and each R&D Plan when approved by the JDT, sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understanding between the Parties, including any Confidentiality Agreement previously entered into between the Parties. Information disclosed under the Confidentiality Agreement shall be treated as "Confidential Information" of the disclosing Party subject to this Agreement. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. In the event of any inconsistencies or conflicts between the terms of this Agreement and any exhibits or Appendix referred to herein, the terms of the Agreement shall govern.

19.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

ELI LILLY COMPANY                         RIBOZYME PHARMACEUTICALS INC.

By:                                       By:
   ----------------------------              ---------------------------
   Name:                                     Ralph E. Christoffersen
        -----------------------               President & CEO
   Title:
         ----------------------

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

                                   APPENDIX A


                                     [ * ]


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


                                  APPENDIX B

                               EXPENSE FOR COGS

Expenses included in, but not limited to, the Party's manufacturing cost:

1.  Direct materials

2. Salaries, wages and benefits of personnel directly engaged in manufacturing the product.

3.  Overhead associated with direct production, including, but not limited to:

    a.  Depreciation, leasehold improvements and equipment leases

    b.  Repair and maintenance

    c.  Manufacturing supplies

4. Reasonable allocable general manufacturing overhead capped at X% ("X%" to be determined in the Supply Agreement) and based on practical capacity costing,

    a.  Manufacturing Administration

    b.  Materials Management

    c.  Validation and Calibration

    d.  Documentation and Compliance

    e.  Quality Assurance/Quality Control

    f.  Technical Services

    g.  Regulatory Compliance

    h.  Depreciation of capital investments on the manufacture of bulk drug

5. Reasonable allocable General facilities overhead capped at X% ("X%" to be determined in the Supply Agreement) and based upon practical capacity costing, including, but not limited to:

    a. Rent, utilities, property tax, insurance and other assigned general facilities' costs

    b.  Purchasing

    c.  Environmental Health and Safety

    d.  Management Information Systems

    e.  Engineering

    f.  Accounting

    g.  Human Resources

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

                                   APPENDIX C

                          RESEARCH & DEVELOPMENT PLAN

1.0  Clinical Development Program
     ----------------------------

1.1  Roles and Responsibilities:
     ---------------------------

     Lilly shall have [ * ] for the conduct of the Clinical Development Program and RPI shall provide [ * ]. The Joint Development Team (JDT) shall coordinate the efforts of the parties with respect to the Clinical Development Program. The JDT shall prepare and oversee the implementation of an overall development plan (the "Clinical Development Plan") for the Product which shall describe fully the proposed preclinical studies, toxicology, clinical trials, timing of regulatory plans and any other key elements of obtaining Regulatory Approval in each country of the world [ * ]

     Clinical Trials:
     ----------------
     Lilly [ * ]. RPI shall provide [ * ]. The decision to initiate and terminate any and all clinical studies of the Product [ * ].

     Preliminary Clinical Development Strategy:
     ------------------------------------------

     At this time, a preliminary clinical development strategy for the Product has been agreed to by Lilly and RPI. This strategy is subject to change as new scientific, regulatory and other information becomes available. Presently, the preliminary clinical development strategy for the Product includes the following clinical studies:

     I) [ * ] II) [ * ] III) [ * ] IV) [ * ] V) [ * ] It is anticipated that clinical studies described in sections [ * ] above will be conducted
[ * ]. After a positive [ * ], clinical studies described in sections
[ * ] may be conducted [ * ]. The clinical studies of the Product described above will commence as soon as is practicable after appropriate preclinical and toxicological studies have been completed and as allowed by regulatory requirements.

2.0  CM&C Development
     ----------------
2.1 Key Assumptions:
    ---------------

     1.  [ * ]
     2.  [ * ].
     3.  [ * ].
     4.  [ * ].
     5.  [ * ].
     6.  [ * ].

2.2  Roles and Responsibilities:
     ---------------------------
     During the Development Phase of the collaboration, responsibility for process development and material supply for the Product will be [ * ]. For the Development Phase activities, the division of overall responsibilities is listed below. For Registration Phase activities, [ * ] will assume responsibility for commercialization of the formulation and [ * ] will be responsible for commercialization of the bulk process.

2.3  Development Phase activity breakdown:
     -------------------------------------
     RPI                                 Lilly
     [ * ]                               [ * ]

2.4  Manufacturing:
     --------------
     Clinical trial quantities of Ribozyme and bulk material manufacture [ * ]. Formulation and vial filling/freeze-drying for clinical trials will be [ * ]. [
* ] will act as a consultant. [ * ] will audit all facilities where the Product is manufactured.

2.5  Analytical:
     -----------
     Methods will be developed by [ * ] for QC release, characterization, subidentification, potency, and activity prior to the IND submission. [ * ] will [ * ] the release assays for both bulk and product to [ * ].

2.6  Regulatory:
     -----------
     [ * ] will be responsible for submitting all regulatory documents. Scientists [ * ] will be responsible for writing IND sections as appropriate.

3.0  ADME
     -----

3.1  ADME Assumptions:
     -----------------
     [ * ]

3.2  Key Deliverables from Sanctioning to First Human Dose:
     ------------------------------------------------------
     [ * ]

3.3  First Human Dose to Product Decision:
     -------------------------------------
     Clinical bioanalytical support would be provided for all clinical trials. ADME studies which might be conducted from post-FHD to Phase II include (but are not limited to): [ * ]

4.0  Toxicology
     -----------

4.1  Strategy:
     ---------
     [ * ]

4.2  Toxicology Key Assumptions:
     ---------------------------
     [ * ]

4.3  Roles and Responsibilities:
     ---------------------------
     Toxicology and ADME studies will be performed or contracted out [ * ]. [ * ] will prepare regulatory documents associated with toxicology/ADME studies.

4.4  Toxicology Plan:
     ----------------
     Studies to support FHD
     [ * ]
     Studies to support Phase II and III Clinical Trials
     [ * ]
Note: The currently agreed estimate of annual FTEs for the first year are [ * ], subject to review as the Work Plan is finalized.

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

                                   APPENDIX D

                              DRAFT PRESS RELEASE

FOR IMMEDIATE RELEASE:
---------------------

Contacts:

Ribozyme Pharmaceuticals Inc.               Eli Lilly and Company

Ralph E. Christoffersen, Ph.D.              James P. Kappel

CEO and President

(303) 449-6500                              (317) 276-5795

Daniel McCue
Freeman McCue
(714) 557-3663


              Lilly and Ribozyme Pharmaceuticals To Collaborate on

                    New and Promising Hepatitis C Treatment

Eli Lilly and Company (NYSE: LLY) and Ribozyme Pharmaceuticals Inc. (RPI) (NASDAQ: RYZM) announced today that they have signed an agreement to collaborate on the research, development and commercialization of ribozymes for the treatment of hepatitis C virus (HCV) infection.

Under the terms of the agreement, RPI will receive $9.2 million in 1999, which includes initial fees, funding for research, clinical trial materials and an equity investment. RPI could eventually receive up to $38 million principally made up of contingent milestone payments, not including royalties on sales. RPI could also realize increased revenues from product manufacturing and research. Lilly will receive the exclusive worldwide commercialization rights to products that result from this collaboration.

Infection with hepatitis C virus (HCV), an RNA virus, can lead to cirrhosis, hepatocellular carcinoma, liver failure and death. Currently, 175 million people worldwide are afflicted with the virus. HCV, like many other viruses, mutates quite rapidly and makes developing therapeutic candidates challenging. RPI has developed a lead ribozyme candidate called HEPTAZYME(TM) that specifically targets the conserved region of the HCV RNA.

                                    -more-

Ribozymes are based on a Nobel-Prize-winning technology and have the unique ability to act as molecular scissors. Because present approved drug therapies are not always effective and are

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

associated with significant adverse side effects, HEPTAZYME potentially offers an advantage. Recently, at the American Association for the Study of Liver Diseases Conference (AASLD), RPI announced encouraging efficacy data in surrogate cell culture experiments for HEPTAZYME.

"HEPTAZYME therapy offers a new and promising treatment for the more than 4.5 million chronically infected Hepatitis C patients in the United States. The activity of HEPTAZYME in cell culture is impressive and warrants further investigation. Undoubtedly, there are many chronic Hepatitis C patients who will not respond to currently available therapies and therefore could benefit from this exciting new therapy," said Dr. Willis C. Maddrey, MD, hepatologist, executive vice president of clinical affairs and professor of medicine, University of Texas Southwestern Medical Center, Dallas Texas.

"We believe RPI has developed novel technology that may offer a potential breakthrough for the treatment of Hepatitis C," said Gail H. Cassell, Ph.D.,vice president of infectious diseases discovery research and clinical investigation for Lilly. "Our collaboration with RPI gives us an opportunity to further expand our efforts in this important medical area."

"We look forward to collaborating with Lilly in the development of novel therapeutics to treat HCV. The recent results with HEPTAZYME are very encouraging and take us one step closer to providing an effective treatment for the HCV," said Dr. Ralph Christoffersen, Ph.D., Chief Executive Officer and President of RPI.

Lilly is a global research-based pharmaceutical corporation headquartered in Indianapolis, Indiana, that is dedicated to creating and delivering innovative pharmaceutical based health care solutions which enable people to live longer, healthier, and more active lives.

RPI, located in Boulder, Colorado, was founded to capitalize on the broad potential of ribozymes for use as human therapeutics and other areas, including the identification of gene function and therapeutic target validation. RPI is also developing an anti-angiogenesis compound ANGIOZYME(TM) in collaboration with Chiron Corporation. ANGIOZYME is in Phase I clinical trials.

This release may contain forward-looking statements that reflect management's current views of future events and operations. The information is based on management's current expectations but actual results may differ materially due to various factors, including those mentioned in this release, risks and uncertainties, including market conditions, competitive pricing, the successful outcome of clinical trials, the timely receipt of regulatory approvals and those outlined in Lilly and RPI filings with the SEC.

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

                                   APPENDIX E

                 MANUFACTURING RESPONSIBILITIES DOCUMENT (MRD)
                          TABLE OF CONTENTS GUIDELINE
                             (Bulk Drug Substance)

I.  Introduction
      A.   Explanation of Document
      B.   Purpose of Document

II.  Administration
      A.   Document modification requirements
      B.   Review and Revision Coordination

III.  Primary Contacts for the MRD:  One contact per company

IV.  Customer Satisfaction Measurement
      A.   Purpose
      B.   Measurement
             .  Service Level - On Time Delivery (%).
                  .  Committed PO Requested Arrival Date vs. Actual Receipt Date
             .  Service Level - Quantity Tolerance Level
                  .  +/- X% of Committed Quantity vs. Actual Delivered Quantity
             .  Lots Received Right
                  . Lots received into Customer's distribution right the first time based on Customer QC Requirements
             .  Other measures to be determined between companies as applicable
      C.   Communication / Meeting Process

V.  Key Contacts
      A.  Direct and Support Personnel
             .  Lilly
                  .  Name, title, fax, and phone
             .  Partner Company
                  .  Name, title, fax, and phone

MANUFACTURING RESPONSIBILITIES DOCUMENT (MRD)
TABLE OF CONTENTS GUIDELINE (Bulk Drug Substance)
(CONTINUED)

VI.  Organizational Charts
          Partner Company including support group charts

VII. Supply Chain Diagram (Physical Flow of Product including subcontracts if necessary)

VIII. Quality Control/Quality Assurance/Regulatory (often these are 2 or 3 sections of the MRD)
      A.   Product and Component Specifications
      B.   Incoming Raw Material/Component Inspections
      C.   Component Control
      D.   Subcontracting and Component Vendors
             .  Approved Supplier List for Raw Materials
             .  Approval/Evaluation Process
             .  Right to Use or Not Use Comments
      E.   Packaging Printed Material
      F.   Material Safety Data Sheets (MSDS)
      G.   Destroy Order System for Printed Components
      H.   In-Process Controls
      I.   Laboratory Testing Specifications and Specification Change Request
      J.   Laboratory Methods and Laboratory Method Change Request
      K.   Laboratory Analysis Responsibilities
      L.   Deviations
      M.   Change Notification and Change Control
      N.   Batch Documentation and Quality Records
      O.   Expiration Dating Assignment
      P.   Non-Conforming or Rejected Material
      Q.   Drug Master Files (DMF)
      R.   Annual Product Quality Reviews (PPQE)
      S.   Reserve Sample System
      T.   Product Complaints
      U.   Adverse Drug Event Reporting Program
      V.   Laboratory equipment calibration and validation
      W. Manufacturing equipment, cleaning, and utilities validation, calibration and maintenance

MANUFACTURING RESPONSIBILITIES DOCUMENT (MRD)
TABLE OF CONTENTS GUIDELINE (Bulk Drug Substance)
(CONTINUED)

      X.  FDA and Regulatory Agencies Inquires / Inspections / Notifications
      Y.  Communication  and Support Process
      Z. Regulatory Inspections, Inspection Observations (483),Warning Letter, Recall, ...
      AA. Training/Qualification Program
      BB. External Audits:  Periodic GMP Assessments of Supplier
      CC. Internal Audits: Suppliers Self Inspection/Audit Program
      DD. Stability

IX.   Rework-Reprocessing

X.    Material Planning , Forecasting, and Inventory Policy
      A.    Product Identification Details
             .  Item Code / Identification Number
             .  Package Size
      B.   Expiration Dating
      C.   Forecasts
             .  Presentation Format
             .  Frequency Provided
             .  Planing Horizon Expectations
             .  Maintaining Safety Stock
      D.   Order Policy
             .  Firm Orders
             .  Standard Order Quantity
             .  Freeze Fence
             .  Safety Stock / Minimum Inventory Level
             .  Change Notices
      E.   Manufacturing  Lead-Time

XI.   Process Change and Validation

MANUFACTURING RESPONSIBILITIES DOCUMENT (MRD)
TABLE OF CONTENTS GUIDELINE (Bulk Drug Substance)
(CONTINUED)

XII.  Shipping and Receiving of Bulk Drug Substance
      A.  Time and Location Details for Dock Receipts
      B.  Shipping Requirements
             .  Storage
             .  Preferred Carriers / Forwarders
             .  Customs Contacts (if applicable)
             .  Full Lot vs. Partial Lot Shipments
             .  Partial Case Identification
             .  Temperature Controlled Carrier
             .  Required Shipping Documents
             .  Shipment Notification
      C.  Temperature Monitoring Devices
             .  Acceptance Criteria for Shipment
             .  Placement
             .  Required Number of Monitors per Shipment
             .  Program Parameters
             .  Investigation Responsibility on Temperature Excursions
      D.  Receiving Requirements of Bulk Drug Substance
             .  Distribution Receipt
             .  Receiving Company Distribution Requirements
      E.  Shipping Package Design Notification
             .  Pallet pattern, size or height changes

XIII.  Financial
      A.   Financial Flow Chart of Product (if applicable)
      B.   Bulk Drug Substance Invoicing Process
      C.   Price Change Process
      D.   Financial Responsibility for Destroyed Materials
      E.   Receipt of Damaged Product or Returns
      F.   Shipping Terms
      G.   Financial Flow Chart of Product

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                                  Appendix F

ATTACHMENTS /  APPENDIX

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